Exhibit 99.1

OSR Health Receives Nasdaq Staff Delisting Determination and Intends to Request Hearings Panel Appeal

BELLEVUE, WA / ACCESS Newswire / August 19, 2026 / OSR Health, Inc. (Nasdaq: OSRH) (“OSR Health” or the “Company”) today announced that it has received a written Staff Delisting Determination (the “Determination”) from the Nasdaq Listing Qualifications Department notifying the Company that its common stock and warrants are subject to delisting from The Nasdaq Capital Market as a result of the Company’s failure to regain compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2).

Nasdaq Hearing Request

The Company intends to request a hearing before the Nasdaq Independent Hearings Panel (the “Panel”) to appeal the Staff Determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The Company believes it has a compelling case to present to the Panel based on the totality of the circumstances, including OSRH’s trading history since listing, the extraordinary market activity observed in OSRH shares on August 17 and 18, 2026 — the two trading days immediately preceding the effective compliance deadline — and the Company’s underlying business fundamentals.

On August 17, 2026, OSRH ranked #1 in Most Active Share Volume across all of Nasdaq, with approximately 370 million shares traded. On August 18, 2026, the Company ranked #3, with approximately 145 million shares traded. OSRH’s public float is approximately 18.5 million shares meaning the market traded the Company’s entire public float more than twenty times over in a single day. The Company’s share price reached an intraday high of $0.84 on August 18, sixteen cents from the $1.00 compliance threshold, before declining in the final hours of trading.

The Company believes these market dynamics, and the circumstances that contributed to the compliance shortfall, represent a compelling basis for the Panel’s consideration.

“The market spoke with extraordinary conviction on August 17 and 18,” said Peter Hwang, Chief Executive Officer of OSR Health. “370 million shares traded in a single day against an 18.5 million share float. We came within sixteen cents of compliance. We are requesting a Panel hearing because we believe the facts support our case, and because our shareholders, who have demonstrated their conviction in this Company so clearly, deserve nothing less than our full effort to fight for continued listing. Whatever the outcome of that process, our commitment to our shareholders does not change.”

Important Notice Regarding Trading: Because the Company utilized the second 180-day compliance period under Nasdaq rules, a timely hearing request will not automatically stay the trading suspension. The Company’s common stock (OSRH) and warrants (OSRHW) will be suspended from trading on The Nasdaq Capital Market at the opening of business on August 26, 2026. The Company will provide further updates to shareholders regarding the status of its securities as developments warrant.

About the Staff Determination

The Company was originally notified of its non-compliance with the minimum bid price requirement on September 5, 2025, and was provided an initial 180-calendar-day compliance period through March 4, 2026. On March 5, 2026, the Company received an additional 180-calendar-day compliance period through August 31, 2026. The Staff Determination states that the Company did not regain compliance with the minimum bid price requirement during the applicable compliance period.

The Company intends to request a hearing before the Panel. There can be no assurance that the Panel will grant the Company’s request for continued listing or reinstatement of trading.

A copy of this press release is being filed as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on the date hereof.

About OSR Health, Inc.

OSR Health, Inc. (NASDAQ:OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in health and wellness. Through its subsidiaries, OSR Health engages in immuno-oncology, regenerative biologics, and medical device technologies to improve health outcomes worldwide. Learn more at www.OSR-Health.com.

Investor Contact

OSR Health, Inc.

Investor Relations

ir@osr-health.com

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Nasdaq Hearings Panel process and anticipated outcome, the Company’s intention to request a hearing before the Panel, the anticipated suspension of trading in the Company’s securities, the Company’s ability to regain or maintain compliance with Nasdaq’s listing requirements, and the Company’s business prospects and strategic direction. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially, including the outcome of the Nasdaq appeals process, market conditions, and other risks described in the Company’s SEC filings. The Company undertakes no obligation to update any forward-looking statement except as required by law.